SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


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                            AMENDMENT NO. 2
                                  TO
                               FORM 10/A


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              GENERAL FORM FOR REGISTRATION OF SECURITIES
          PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                         EXCHANGE ACT OF 1934



                            ITT CORPORATION
                   (FORMERLY ITT DESTINATIONS, INC.)
        (Exact name of registrant as specified in its charter)





               NEVADA                                 88-0340591
    (State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)               Identification Number)

    1330 Avenue of the Americas                       10019-5490
         New York, New York                           (Zip Code)
(Address of principal executive offices)



          REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                             212-258-1000


   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                                                 Name of each exchange on which
    Title of each class to be so registered      each class is to be registered

       Common Stock, without par value               New York Stock Exchange
Series A Participating Cumulative Preferred Stock    New York Stock Exchange
              Purchase Rights


   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 NONE

         On October 19, 1997, ITT Corporation (the "Company") agreed to merge (the "Merger") with an entity jointly owned by Starwood Lodging Corporation ("Starwood") and Starwood Lodging Trust ("Starwood Trust"). The terms of the Merger are set forth in an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 19, 1997, among the Company, Starwood, Starwood Trust and Chess Acquisition Corp. In the Merger, each share of the Company's common stock, no par value (the "Common Stock"), will be converted into the right to receive Paired Shares (as defined below), subject to certain collar provisions, and $15 in cash. The shares of common stock, par value $0.01 per share, of Starwood and the trust shares, par value $0.01 per share, of Starwood Trust trade as "paired shares" (the "Paired Shares") on the New York Stock Exchange. As a result of the Merger, the Company will be wholly owned by Starwood and Starwood Trust.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The prior Description of Registrant's Securities to be Registered in Amendment No. 1 to this Form 10, dated November 13,
1995, is hereby incorporated by reference, and is amended by adding the following to the end of the prior description:

         On October 19, 1997, the Company entered into Amendment No. 1, dated as of October 19, 1997 ("Amendment No. 1"), to the Rights Agreement (the "Rights Agreement"), dated as of November 1, 1995, between ITT Destinations, Inc. and The Bank of New York, as Rights Agent, pursuant to which Series A Participating Cumulative Preferred Stock purchase rights (the "Rights") were issued to holders of the Common Stock. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

         Amendment No. 1 provides that none of Starwood, Starwood Trust or any of their respective Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement.

         The foregoing summary of Amendment No. 1 is qualified in its entirety by reference to the text of Amendment No. 1, a copy of which is filed as
Exhibit 4.7 hereto and which is incorporated herein by reference.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

         (b)  Exhibits


         The following document is filed as an exhibit hereto:


Exhibit
No.            Description

4.7 Amendment No. 1, dated as of October 19, 1997, to the Rights Agreement dated as of November 1, 1995, between ITT Destinations, Inc. and The Bank of New York, as Rights Agent.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                             ITT Corporation
                             (Formerly  ITT Destinations, Inc.),

                                   by    /s/ Patrick L. Donnelly
                                         -------------------------------------
                                         Name:    Patrick L. Donnelly
                                         Title:   Vice President and Assistant
                                                  General Counsel


Date:  October 20, 1997

                             Exhibit Index




Exhibit                        Description                            Page No.
-------                        -----------                            --------
No.
---
4.7           Amendment No. 1, dated as of October 19, 1997, to the
              Rights Agreement dated as of November 1, 1995, between
              ITT Destinations, Inc. and The Bank of New York, as
              Rights Agent.